Exhibit 4.22

FEDERAL AGRICULTURAL
MORTGAGE CORPORATION
as Note Purchaser
NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
as Borrower
_______________________________
NOTE PURCHASE AGREEMENT
_______________________________
Dated as of March 27, 2008

Table of Contents

		Page
RECITALS		1

ARTICLE I

DEFINITIONS
SECTION 1.01	Definitions	1
SECTION 1.02.	Principles of Construction	4

ARTICLE II

PURCHASE OF NOTES

SECTION 2.01.	Purchase of Notes; Minimum Denominations	4
SECTION 2.02.	Interest Rates and Payment	4
SECTION 2.03.	Maturity	6

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.	Conditions Precedent to the Purchase of Each Note	6
SECTION 3.02.	Certificate of Pleged Collateral	7

ARTICLE IV

REPORTING REQUIREMENTS

SECTION 4.01.	Annual Reporting Requirements	7
SECTION 4.02.	Default Notices	7

ARTICLE V

REPRESENTATIONS OF THE PARTIES

CFC DOC
AA001-X-0000 (KHETANA)
119456-5

SECTION 5.01.	Representation of Farmer Mac	8
SECTION 5.02.	Representations of National Rural	8

ARTICLE VI

SECURITY AND COLLATERAL

SECTION 6.01.	Security and Collateral	10

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	10
SECTION 7.02.	Acceleration	11
SECTION 7.03.	Remedies Not Exclusive	11

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	GOVERNING LAW	11
SECTION 8.02.	WAIVER OF JURY TRIAL	12
SECTION 8.03.	Notices	12
SECTION 8.04.	Benefit of Agreement	12
SECTION 8.05.	Entire Agreement	12
SECTION 8.06.	Amendments and Waivers	12
SECTION 8.07.	Counterparts	13
SECTION 8.08.	Termination of Agreement	13
SECTION 8.09.	Survival	13
SECTION 8.10.	Severability	13

Schedule I -	Addresses for Notices
Schedule II -	Applicable Margin Notice
Schedule II -	Pricing Agreement

Annex A –	Form of Note
Annex B –	Opinion of Counsel to National Rural
Annex C –	Officers’ Certificate

NOTE PURCHASE AGREEMENT dated as of March 27, 2008 between FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System (“Farmer Mac”); and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia (“National Rural”).

RECITALS

WHEREAS National Rural wishes from time to time to issue and sell Notes to Farmer Mac, and Farmer Mac wishes from time to time to purchase such Notes from National Rural, all on the terms and subject to the conditions herein provided; and

WHEREAS Farmer Mac is an instrumentality of the United States formed to provide for a secondary marketing arrangement for agricultural real estate mortgages; National Rural is a non-profit cooperative formed in part to provide financing for rural electric distribution cooperatives and to finance the infrastructure in rural America; and Farmer Mac and National Rural have agreed that the Notes will be secured by the pledge of mortgage notes for borrowings from National Rural by rural electric distribution cooperative members of National Rural that serve primarily communities with fewer than 50,000 inhabitants, as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Farmer Mac and National Rural agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Note Purchase Agreement, as the same may be amended from time to time.

“AM Term” means, as to each determination of the Applicable Margin by Farmer Mac, the period of time during which such Applicable Margin shall apply, as determined in accordance with Section 2.02(a) hereof.

“Applicable Margin” means the margin to be added to the LIBOR Rate to determine the rate of interest payable on the Notes from time to time.  The Applicable Margin shall be communicated by Farmer Mac to National Rural in accordance with Section 2.02(a) hereof and calculated by Farmer Mac as follows: (i) Farmer Mac’s actual

Note Purchase Agreement

cost of funds (expressed in relation to the LIBOR Rate) plus 0.575% minus (ii) the LIBOR Rate.  The initial Applicable Margin shall be set in the Pricing Agreement.

“Applicable Margin Notice” means a notice by Farmer Mac to National Rural notifying National Rural of each new determination of the Applicable Margin and AM Term in accordance with Section 2.02(a), in the form of Schedule II hereto.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which the Federal Reserve Bank of New York is closed.

“Certificate of Pledged Collateral” has the meaning given to that term in the Pledge Agreement.

“Closing Date” has the meaning given to that term in Section 2.01.

“Collateral Agent” means U.S. Bank Trust National Association, or its successor, as collateral agent under the Pledge Agreement.

“Dollar” or “$” means the lawful money of the United States of America.

“Eligible Member” has the meaning given to that term in the Pledge Agreement.

“Event of Default” has the meaning given to that term in Section 7.01.

“Financial Statements”, in respect of a Fiscal Year, means the consolidated financial statements (including footnotes) of National Rural for that Fiscal Year as audited by independent certified public accountants appointed by National Rural.

“Fiscal Year” means the fiscal year of National Rural, as such may be changed from time to time, which at the date hereof commences on June 1 of each calendar year and ends on May 31 of the following calendar year.

“Interest Payment Date” means the first (1st) day of each January, April, July and October beginning April 1, 2008; provided, however, that if any such date is not a Business Day, such Interest Payment Date that would otherwise be such date will be the next Business Day following such date.

“Interest Period” means, initially, the period from and including the Closing Date to and including March 31, 2008 and, thereafter until all outstanding principal amount of the Notes and interest accrued thereon have been paid in full, each 3-month period comprising a calendar quarter from and including the first day of a calendar quarter (i.e., January 1st, April 1st, July 1st and October 1st) to and including the last day of the same calendar quarter (i.e., March 31st, June 30th, September 30th and December 31st); provided, that if any Interest Period would end on a day other than a Business Day, then such Interest Period shall be extended to and including the next succeeding Business Day and the next Interest Period shall commence on the next succeeding day.

Note Purchase Agreement

“LIBOR Rate” shall mean, for any Interest Period, the rate appearing on Page 3750 of the Telerate service (or on any successor or substitute page of such service, or if the Telerate service ceases to be available, any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as mutually agreed by National Rural and Farmer Mac, from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m., London time, on the day that is two London Banking Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period.

“London Banking Day” shall mean any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the Dollar, in London, England.

“Member” shall mean any Person who is member of National Rural.

“National Rural Notice” has the meaning given to that term in the Pledge Agreement.

“Notes” means one or more notes of National Rural payable to Farmer Mac, having the terms provided for in Article II of this Agreement and otherwise in the form of Annex A attached hereto, except to the extent Farmer Mac and National Rural may have approved changes therein.

“Note Documents” means the Notes, this Agreement, the Pledge Agreement and the Registration Rights Agreement.

“Payment Notice” means a notice furnished by Farmer Mac to National Rural that indicates the amount of each payment of interest and the date when each payment is due, determined in each case in accordance with Section 2.02 hereof.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof, among National Rural, Farmer Mac and the Collateral Agent.

“Pledged Collateral” has the meaning given to that term in the Pledge Agreement.

“Pledged Securities” has the meaning given to that term in the Pledge Agreement.

“Pricing Agreement” means the Pricing Agreement between Farmer Mac and National Rural in the form of Schedule III attached hereto.

Note Purchase Agreement

"Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof between Farmer Mac and National Rural.

SECTION 1.02. Principles of Construction.  Unless the context shall otherwise indicate, the terms defined in Section 1.01 hereof include the plural as well as the singular and the singular as well as the plural.  The words “hereafter”, “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, refer to this Agreement as a whole.  The descriptive headings of the various articles and sections of this Agreement were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof.

ARTICLE II

PURCHASE OF NOTES

SECTION 2.01. Purchase of Notes; Minimum Denominations.  Farmer Mac agrees to purchase Notes, at 100% of their principal amount, from time to time, but not after March 31, 2008, as requested by National Rural by written notice to Farmer Mac (and, if the purchase is other than on March 27, 2008 upon at least five Business Days’ advance notice to Farmer Mac) (the “Closing Date”) in an aggregate principal amount, for all Notes purchased hereunder, not in excess of $400 million, subject to satisfaction of the conditions set forth herein.

SECTION 2.02. Interest Rates and Payment.  Each Note shall bear interest on the outstanding principal amount thereof (computed on the basis of a 360-day year and the actual number of days elapsed) from its date of issuance until final payment on the maturity date thereof or otherwise at a variable rate per annum equal to the LIBOR Rate for each Interest Period plus the Applicable Margin for such Interest Period; provided, however, that, only for the initial Interest Period, which is the period from and including the Closing Date through and including March 31, 2008, the “LIBOR Rate” shall be the 1-week LIBOR Rate as set forth in the Pricing Agreement.  To the extent any payment of interest or principal is not paid when due, interest shall continue to accrue thereon at the rate per annum determined as provided above plus one percent.

(a)  AM Term; Applicable Margin.  The initial AM Term shall be for a period of twelve (12) months and five (5) days from the Closing Date, ending on March 31, 2009.  Unless Farmer Mac and National Rural expressly and mutually agree to a different notice schedule for any new AM Term and Applicable Margin in a writing signed by each of them that refers to this Section 2.02 (an “Agreed Variance”), Farmer Mac shall provide to National Rural (i) a preliminary indication in writing of the new Applicable Margin and the new AM Term at least 14 days prior to the end of each AM Term, (ii) an updated indication in writing of the new Applicable Margin and the new AM Term by no later than 4:00 p.m. New York time on the Business Day immediately preceding each AM Notice Date (as defined below), and (iii) written notice (by facsimile transmission) of the new Applicable Margin and AM Term by giving an Applicable Margin Notice, in the form of Schedule II hereto, so that such Applicable Margin Notice

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            is received by National Rural between 9:00 a.m. and noon New York time on the seventh (7th) day prior to the end of each AM Term (including the initial AM Term) or if such seventh (7th) day is not a Business Day, then the Business Day immediately preceding such seventh (7th) day (the date on which each Applicable Margin Notice is to be provided pursuant to this clause (iii) (including pursuant to any Agreed Variance), the “AM Notice Date”); provided, however, that in no event shall any AM Term have a duration of less than twelve months; provided, further, that if Farmer Mac does not deliver an Applicable Margin Notice in accordance with the preceding terms of this clause (iii) (including any Agreed Variance), the then current AM Term shall be automatically extended (and the Applicable Margin then in effect shall continue in effect) until the end of the next Interest Period, and shall thereafter be repeatedly extended (and such Applicable Margin continued) automatically until the end of each succeeding Interest Period, until such time as Farmer Mac delivers an Applicable Margin Notice in accordance with the preceding terms of this clause (iii).  In the event an AM Term terminates during an Interest Period, the AM Term and the then current Applicable Margin shall be automatically extended until the last day of such Interest Period.  Within two (2) Business Days after written request made by National Rural at any time and from time to time, Farmer Mac shall provide National Rural with a written notice setting forth its computation of the then current Applicable Margin and its offer of the AM Term relating thereto (except that the initial AM Term shall be twelve (12) months and five (5) days, as provided above).

(b)  Payments and Prepayments.  Farmer Mac shall furnish to National Rural a Payment Notice within seven (7) days after the beginning of each Interest Period relating to such Interest Period.  The principal amount of each Note shall be due and payable in full at the stated maturity date thereof (as set forth in Section 2.03 hereof), subject to National Rural’s right to prepay the Notes, in whole or in part, as provided below.  Interest accrued on the outstanding principal amount of each Note for each Interest Period will be payable quarterly in arrears on the Interest Payment Date immediately following the last day of such Interest Period.  National Rural shall have the right, at its option, on the last day of any AM Term, to repay or prepay the principal amount of any Note, in whole or in part, together with unpaid interest accrued on the principal amount so repaid or prepaid through and including such date, upon written notice to Farmer Mac given by National Rural no later than on the seventh (7th) day prior to the end of such AM Term (or any substituted deadline specified in an Agreed Variance).  If Farmer Mac gives an Applicable Margin Notice by facsimile transmission so that it is received by National Rural on the AM Notice Date between 9:00 a.m. and noon New York time on such date, in accordance with Section 2.02(a)(iii) above (or in accordance with any Agreed Variance), and if Farmer Mac does not receive written notice from National Rural of its acceptance of the terms contained in an Applicable Margin Notice, in the form of Schedule II hereto, at or prior to the time that is three (3) hours after National Rural’s receipt of such Applicable Margin Notice on such AM Notice Date (or at or prior to any substituted deadline specified in an Agreed Variance), then that event shall be deemed to be notice to Farmer Mac of National Rural’s intent to repay or prepay the Notes on the last day of the AM Term.  In addition, National Rural shall have the right, at its option, at any time and from time to time to repay or prepay the principal amount of any Note, in whole or in part, during any AM Term, upon nine (9)

Note Purchase Agreement

            days prior written notice to Farmer Mac, together with unpaid interest accrued on the principal amount so repaid or prepaid through and including (i) the last day of the immediately preceding Interest Period, if such optional repayment or prepayment is made on an Interest Payment Date, or (ii) the last day of the Interest Period in which such optional repayment or prepayment is made, if such optional repayment or prepayment is made on a date other than an Interest Payment Date.  If the Notes are repaid or prepaid in full during an AM Term, such AM Term shall terminate on the date of such repayment or prepayment (if such date is an Interest Payment Date) or on the last day of the then current Interest Period (if such prepayment or repayment is made on a date other than an Interest Payment Date).

SECTION 2.03. Maturity.  The Notes will mature on April 1, 2013.  The principal amount of each Note will be payable as provided in Section 2.02(b).

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. Conditions Precedent to the Purchase of Each Note.  Farmer Mac shall be under no obligation to purchase any Note unless and until the following conditions have been satisfied:

(a) The Notes.  Farmer Mac shall have received the original of such Notes, duly executed on behalf of National Rural, in form and substance, including interest rate and maturity date, as is acceptable to Farmer Mac.

(b) The Pledge Agreement.  Farmer Mac shall have received an original of the Pledge Agreement duly executed on behalf of National Rural and the Collateral Agent.

(c) The Registration Rights Agreement.  Farmer Mac shall have received an original of the Registration Rights Agreement duly executed on behalf of National Rural.

(d) Opinion of Counsel.  Farmer Mac shall have received an opinion of counsel to National Rural substantially in the form of Annex B, attached hereto.

(e) Financial and Other Information.  National Rural shall have provided Farmer Mac with its most recent Financial Statements and such other information concerning National Rural as Farmer Mac shall have reasonably requested.

(f) No Material Adverse Change.  National Rural shall have certified to Farmer Mac (in the manner specified in paragraph (i) of this Section 3.01), and Farmer Mac shall be satisfied, that no material adverse change shall have occurred in the financial condition or business of National Rural between the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date of the purchase of such Note, as provided herein.

Note Purchase Agreement

(g) UCC Filing.  National Rural shall have provided Farmer Mac with evidence that National Rural has filed the financing statement required pursuant to Section 2.02(i) of the Pledge Agreement.

(h) No Event of Default.  National Rural shall have certified to Farmer Mac and Farmer Mac shall be satisfied that no Event of Default shall have occurred and be continuing.

(i) Certification of Senior Management.  National Rural shall have provided Farmer Mac a certification by its Chief Executive Officer and its Chief Financial Officer (or other senior management acceptable to Farmer Mac), substantially in the form of Annex C attached hereto, as to the following: (i) that National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification and related purposes; (ii) the matters to be certified under paragraphs (f) and (h) of this Section 3.01; and (iii) the representations and warranties of National Rural.

SECTION 3.02. Certificate of Pledged Collateral.  No later than April 1, 2008, National Rural shall provide Farmer Mac a copy of a Certificate of Pledged Collateral, dated as of the last day of the calendar month most recently ended at least 10 Business Days prior to such authentication and delivery, in accordance with the terms of the Pledge Agreement.

ARTICLE IV

REPORTING REQUIREMENTS

SECTION 4.01. Annual Reporting Requirements.  So long as any Notes remain outstanding, National Rural shall provide Farmer Mac with the following items within 90 days of the end of each Fiscal Year, in each case, in form and substance satisfactory to Farmer Mac:

(a) the Financial Statements for such Fiscal Year;

(b) a Certificate of Pledged Collateral;

(c) a receipt from the Collateral Agent, or such other evidence as is satisfactory to Farmer Mac, as to the Pledged Collateral held by the Collateral Agent at the end of such Fiscal Year; and

(d) such other information concerning National Rural as is reasonably requested by Farmer Mac.

SECTION 4.02. Default Notices.  If an action, occurrence or event shall happen that is, or with notice and the passage of time would become, an Event of Default, National Rural shall deliver a National Rural Notice of such action, occurrence or event

Note Purchase Agreement

                to Farmer Mac before 4:00 p.m. District of Columbia time on the Business Day following the date National Rural becomes aware of such action, occurrence or event, and, if such Event of Default should occur, shall submit to Farmer Mac, within five days thereafter, a report setting forth its views as to the reasons for the Event of Default, the anticipated duration of the Event of Default and what corrective actions National Rural is taking to cure such Event of Default.

ARTICLE V

REPRESENTATIONS OF THE PARTIES

SECTION 5.01. Representation of Farmer Mac.  Farmer Mac represents to National Rural that on the date hereof and on each date on which Farmer Mac purchases a Note from National Rural:

(a) it has all necessary authority and has taken all necessary corporate action, and obtained all necessary approvals, in order for it to execute and deliver all Note Documents to which it is a party and for its obligations and agreements under the Note Documents to constitute valid and binding obligations of Farmer Mac; and in particular the terms of the transaction, and the actions taken by Farmer Mac, are in compliance with and in satisfaction of the requirements of the approval letter dated October 19, 2007 from the Farm Credit Administration, as amended or waived by the Farm Credit Administration; and

(b) Farmer Mac is purchasing the Notes for its own account and, except pursuant to the Registration Rights Agreement, not with a view to the distribution thereof, provided that the disposition by Farmer Mac of its property shall at all times be within its control.  Farmer Mac understands that the Notes have not been registered under the Act and may be resold only as provided in the Registration Rights Agreement or if an exemption from registration is available.

SECTION 5.02. Representations of National Rural.  National Rural hereby represents to Farmer Mac that on the date hereof and on each date on which Farmer Mac purchases a Note from National Rural:

(a) National Rural has been duly organized and is validly existing and in good standing as a cooperative association under the laws of the District of Columbia;

(b) National Rural has the corporate power and authority to execute and deliver this Agreement and each of the other Note Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder;

(c) National Rural has taken all necessary corporate and other action to authorize the execution and delivery of this Agreement and each of the other Note

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                Documents, the consummation by National Rural of the transactions contemplated hereby and thereby and the performance by National Rural of its obligations hereunder and thereunder;

(d) this Agreement and each of the other Note Documents have been duly authorized, executed and delivered by National Rural and constitute the legal, valid and binding obligations of National Rural, enforceable against National Rural in accordance with their respective terms, subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) no approval, consent, authorization, order, waiver, exemption, variance, registration, filing, notification, qualification, license, permit or other action is now, or under existing law in the future will be, required to be obtained, given, made or taken, as the case may be, with, from or by any regulatory body, administrative agency or governmental authority having jurisdiction over National Rural or any third party under any agreement to which National Rural is a party to authorize the execution and delivery by National Rural of this Agreement or any of the other Note Documents, or the consummation by National Rural of the transactions contemplated hereby or thereby or the performance by National Rural of its obligations hereunder or thereunder;

(f) neither the execution or delivery by National Rural of this Agreement or any of the other Note Documents nor the consummation by National Rural of any of the transactions contemplated hereby or thereby nor the performance by National Rural of its obligations hereunder or thereunder, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to Farmer Mac, conflicts with or will conflict with, violates or will violate, results in or will result in a breach of, constitutes or will constitute a default under, or results in or will result in the imposition of any lien or encumbrance pursuant to any term or provision of the articles of incorporation or the bylaws of National Rural or any provision of any existing law or any rule or regulation currently applicable to National Rural or any judgment, order or decree of any court or any regulatory body, administrative agency or governmental authority having jurisdiction over National Rural or the terms of any mortgage, indenture, contract or other agreement to which National Rural is a party or by which National Rural or any of its properties is bound;

(g) there is no action, suit, proceeding or investigation before or by any court or any regulatory body, administrative agency or governmental authority presently pending or, to the knowledge of National Rural, threatened with respect to National Rural, this Agreement or any of the other Note Documents challenging the validity or enforceability of this Agreement or any of the other Note Documents or seeking to restrain, enjoin or otherwise prevent National Rural from engaging in its business as currently conducted or the consummation

Note Purchase Agreement

by National Rural of the transactions contemplated by this Agreement or any of the other Note Documents or which, if adversely determined, would have a material adverse effect on National Rural’s financial condition or its ability to perform its obligations under this Agreement or any of the other Note Documents;

(h) National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification purposes; and

(i) no material adverse change has occurred in the financial condition or business of National Rural between the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date this representation is given.

ARTICLE VI

SECURITY AND COLLATERAL

SECTION 6.01. Security and Collateral.  (a)   National Rural shall cause the Allowable Amount of the Pledged Collateral (as such terms are defined in the Pledge Agreement) to be at all times not less than 100% of the aggregate outstanding principal amount of the Notes.

(b) National Rural shall not create, or permit to exist, any pledge, lien, charge, mortgage, encumbrance, debenture, hypothecation or other similar security instrument that secures, or in any way attaches to, such Pledged Collateral, other than the lien of the Pledge Agreement, without the prior written consent of Farmer Mac.

(c) The Pledged Securities will at all times be mortgage notes issued to National Rural by rural electric distribution cooperatives that are Eligible Members.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default.  Each of the following actions, occurrences or events shall, but only (except in the case of subsections (a), (d) and (e) below) if National Rural does not cure such action, occurrence or event within 30 days of notice from Farmer Mac requesting that it be cured, constitute an “Event of Default” under the terms of this Agreement:

(a) a failure by National Rural to make a payment of principal or interest on any Note for more than ten days after the same becomes due and payable;

Note Purchase Agreement

(b) a material representation by National Rural to Farmer Mac in connection with this Agreement, any Note or the Pledge Agreement, or any material information reported pursuant to Article V, shall prove to be incorrect or untrue in any material respect when made or deemed made;

(c) a failure by National Rural to comply with any other material covenant or provision contained in this Agreement or any of the other Note Documents;

(d) the entry of a decree or order by a court having jurisdiction in the premises adjudging National Rural a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of National Rural under the Federal Bankruptcy Act or any other applicable Federal or State law or law of the District of Columbia, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of National Rural or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(e) the commencement by National Rural of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable Federal or State law or law of the District of Columbia, or the consent by it to the filing of any such petition or to the appointment of receiver, liquidator, assignee, trustee, sequestrator (or similar official) of National Rural or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by National Rural in furtherance of any such action.

SECTION 7.02. Acceleration.  Upon the occurrence, and during the continuance, of an Event of Default, Farmer Mac may, upon notice to that effect to National Rural, declare the entire principal amount of, and accrued interest on, the Notes at the time outstanding to be immediately due and payable.

SECTION 7.03. Remedies Not Exclusive.  Upon the occurrence, and during the continuance, of an Event of Default, Farmer Mac shall be entitled to take such other action as is provided for by law, in this Agreement, or in any of the other Note Documents, including injunctive or other equitable relief.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH,

Note Purchase Agreement

THE LAWS OF THE UNITED STATES OF AMERICA, TO THE EXTENT APPLICABLE, AND OTHERWISE THE LAWS OF THE DISTRICT OF COLUMBIA.

SECTION 8.02. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02.

SECTION 8.03. Notices.  All notices and other communications hereunder to be made to any party shall be in writing and shall be addressed as specified in Schedule I attached hereto as appropriate.  The address, telephone number, or facsimile number for any party may be changed at any time and from time to time upon written notice given by such changing party to the other parties hereto.  A properly addressed notice or other communication shall be deemed to have been delivered at the time it is sent by facsimile (fax) transmission to the party or parties to which it is given.

SECTION 8.04. Benefit of Agreement.  This Agreement shall become effective when it shall have been executed by Farmer Mac and National Rural, and thereafter shall be binding upon and inure to the respective benefit of the parties and their permitted successors and assigns.

SECTION 8.05. Entire Agreement.  This Agreement, including Schedule I hereto and Annexes A to C hereto, and the other Note Documents, constitute the entire agreement between the parties hereto concerning the matters contained herein and supersede all prior oral and written agreements and understandings between the parties.

SECTION 8.06. Amendments and Waivers.  (a)  No provision of this Agreement may be amended or modified except pursuant to an agreement in writing entered into by Farmer Mac and National Rural.  No provision of this Agreement may be waived except in writing by the party or parties receiving the benefit of and under such provision.

(b) No failure or delay of Farmer Mac or National Rural in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure by National Rural therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (a) of this Section 8.06, and

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then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on National Rural in any case shall entitle National Rural to any other or further notice or demand in similar or other circumstances.

SECTION 8.07. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 8.08. Termination of Agreement.  This Agreement shall terminate upon the indefeasible payment in full of all amounts payable hereunder and under the Notes.

SECTION 8.09. Survival.  The representations and warranties of each of the parties hereto contained in this Agreement and contained in each of the other Note Documents, and the parties’ obligations under any and all thereof, shall survive and shall continue in effect following the execution and delivery of this Agreement, any disposition of the Notes and the expiration or other termination of any of the other Note Documents, but, in the case of each Note Document, shall not survive the expiration or the earlier termination of such Note Document, except to the extent expressly set forth in such Note Document.

SECTION 8.10. Severability.  If any term or provision of this Agreement or any Note Document or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of such Note Document or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION,

By:	/s/ NANCY E. CORSIGLIA
Title:	Nancy E. Corsiglia Executive Vice President & CFO

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

By:	/s/ STEVEN L. Lilly
Title:	Steven L. Lilly Sr. Vice President & Chief Financial Officer

SCHEDULE I

TO

NOTE PURCHASE AGREEMENT

Addresses for Notices

1.	The addresses referred to in Section 8.03 hereof, for purposes of delivering communications and notices, are as follows:

If to Farmer Mac:

Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Nancy E. Corsiglia, Executive Vice President &
      Chief Financial Officer
With a copy to:
Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Robert Owens/Jitin Singhal, Capital Markets Group

With a copy also to:
Federal Agricultural Mortgage Corporation
                1133 21st Street, N.W., Suite 600
                Washington, DC 20036
                Fax:  202-872-7713
                Attention of: Jerome G. Oslick, Vice President - General Counsel

If to National Rural:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6718
Fax:  703-709-6779
Attention of: Steven L. Lilly, Senior Vice President &
 Chief Financial Officer
With a copy to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6748

Note Purchase Agreement
2

Fax:  703-709-6779
Attention of: John Suter, Vice President, Capital Market Funding

With a copy also to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6712
Fax:  703-709-6811
Attention of: John J. List, Esq., Senior Vice President &
   General Counsel

Note Purchase Agreement

3
SCHEDULE II
TO
NOTE PURCHASE AGREEMENT

FORM OF
APPLICABLE MARGIN NOTICE

Issuer Name: National Rural Utilities Cooperative Finance Corporation

Date of Note(s):  __________________________

Applicable Margin:  ________________________

Effective Date of Applicable Margin:  _________________________

AM Term:  __________________

This Applicable Margin Notice is delivered pursuant to the Note Purchase Agreement dated as of March 27, 2008 between Federal Agricultural Mortgage Corporation and National Rural Utilities Cooperative Finance Corporation (the “Note Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:

_______________________________                             __________________________________
Signature                                           Date                                Title of Authorized Officer

Name:  _____________________

PLEASE FAX TO:  ______________________   ATTN:  ________________________

ACCEPTED BY:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:

_______________________________                             __________________________________
Signature                                           Date                                Title of Authorized Officer

Name:  _____________________

Note Purchase Agreement

4
SCHEDULE III
TO
NOTE PURCHASE AGREEMENT

PRICING AGREEMENT

The Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States and an institution of the Farm Credit System (“Farmer Mac”), and National Rural Utilities Cooperative Finance Corporation, a cooperative association existing under the laws of the District of Columbia (“National Rural”), agree that, on March 27, 2008 (the “Closing Date”), Farmer Mac will purchase from National Rural and National Rural will sell to Farmer Mac $400,000,000.00 aggregate principal amount of 5-year secured notes (the “Notes”) bearing interest at a rate per annum equal to the LIBOR Rate for each Interest Period plus the Applicable Margin; except that the interest rate for the Notes during the initial Interest Period described below shall be 3.26125 percent per annum, representing the 1-week LIBOR Rate as of the date hereof of 2.68625 percent plus the Applicable Margin of 0.575 percent.  The Applicable Margin for the first 12 months following the Closing Date shall be 0.575 percent.  The initial Interest Period for the Notes shall commence on the Closing Date and end on March 31, 2008.  Thereafter, the Interest Period for the Notes shall be each successive calendar quarter (e.g., April 1, 2008 through June 30, 2008).  The issuance and sale of the Notes by National Rural to Farmer Mac shall occur under the terms and conditions of a Note Purchase Agreement to be entered into between Farmer Mac and National Rural (the “Note Purchase Agreement”), substantially in the form of which is attached hereto.  Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Note Purchase Agreement.

Agreed to this 19th day of March, 2008.

Federal Agricultural Mortgage Corporation,

By: ______________________
Name: Nancy E. Corsiglia
Title: Executive Vice President &
Chief Financial Officer

National Rural Utilities Cooperative
                                        Finance Corporation,

By: ______________________
Name:  John F. Suter
Title:  Vice President, Capital
Market Funding

ANNEX A

[FORM OF NOTE]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Variable Rate Senior Note due _______

Washington, D.C.

____________, 2008

FOR VALUE RECEIVED, the undersigned, NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“National Rural”), a District of Columbia cooperative association, hereby promises to pay to FEDERAL AGRICULTURAL MORTGAGE CORPORATION (“Farmer Mac”), or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000.00) on __________________, together with interest computed from the date hereof according to the terms of the Note Purchase Agreement (as defined below).

Payments of principal and interest on this Note are to be made in lawful money of the United States of America  at such place as shall have been designated by written notice to National Rural from the registered holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is issued pursuant to a Note Purchase Agreement dated as of ____________, 2008 (as from time to time amended, the “Note Purchase Agreement”) between National Rural and Farmer Mac and is entitled to the benefits thereof.  This Note is also entitled to the benefits of the Pledge Agreement dated as of _____________, 2008, among National Rural, Farmer Mac and the Collateral Agent named therein.

Capitalized terms used herein and not defined herein shall have the meanings given to those terms in the Note Purchase Agreement.

This Note is a registered Note and, upon surrender of this Note for registration of transfer or exchange, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, National Rural may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and National Rural will not be affected by any notice to the contrary.

This Note may be prepaid at any time, in whole or in part, at the option of National Rural, according to the terms of the Note Purchase Agreement and provided that, if such optional prepayment is made on a date other than an Interest Payment Date, accrued interest on the principal amount hereof that is being prepaid shall be payable through and including the last day of the Interest Period in which such optional prepayment is made.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of National Rural and the holder hereof shall be governed by, the laws of the District of Columbia, excluding choice-of-law principles of the law of the District of Columbia that would require the application of the laws of another jurisdiction.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
By
Name:
Title:

ANNEX B

[FORM OF OPINION OF COUNSEL TO NATIONAL RURAL]

_______________, 2008

Federal Agricultural Mortgage Corporation
1133 Twenty-First Street, NW
Suite 600
Washington, DC 20036

Gentlemen:

I am delivering this opinion as general counsel (“Counsel”) of National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (“Borrower”), and am familiar with matters pertaining to the loan to Borrower in the principal amount of $400,000,000.00, provided for in the Note Purchase Agreement dated as of _____________, 2008 (“Note Purchase Agreement"), made by and between Borrower and Federal Agricultural Mortgage Corporation (“Farmer Mac”).

I have examined such corporate records and proceedings of Borrower, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

I have also examined the following documents as executed and delivered: (a) the Note Purchase Agreement; (b) the Note dated as of _______________, in the principal amount of $400,000,000.00 (“Note”), said Note payable to Farmer Mac; (c) the Pledge Agreement, dated as of _____________, 2008, made by and among Borrower, Farmer Mac and U.S. Bank Trust National Association, and (d) the Registration Rights Agreement, dated as of ______________, 2008, by and between Borrower and Farmer Mac.  The documents described in items (a) through (d) above are collectively referred to herein as the "Note Documents."

Based on the foregoing, but subject to the assumptions, exceptions, qualifications and limitations hereinafter expressed, I am of the opinion that:

(1) The Borrower has been duly incorporated and is validly existing as a not-for-profit corporation in good standing under the laws of the District of Columbia with corporate power and authority to execute and perform its obligations under the Note Documents.

(2) The Note Documents have been duly authorized, executed and delivered by the Borrower, and such documents constitute the legal, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(3) Neither the execution nor the delivery by the Borrower of any of the Note Documents nor the consummation by the Borrower of any of the transactions contemplated therein, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to Farmer Mac, nor the fulfillment by the Borrower of the terms of any of the Note Documents will conflict with or violate, result in a breach of or constitute a default under any term or provision of the Articles of Incorporation or By-laws of the Borrower or any law or any regulation or any order known to Counsel currently applicable to the Borrower of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Borrower or the terms of any indenture, deed of trust, note, note agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound.

(4) No approval, authorization, consent, order, registration, filing, qualification, license or permit of or with any state or Federal court or governmental agency or body having jurisdiction over the Borrower is required for any consummation by the Borrower of the transactions contemplated by the Note Documents; provided, however, no opinion is expressed as to the applicability of any Federal or state securities law to any sale, transfer or other disposition of the Note after the date hereof.

(5) Except as set forth in writing and previously delivered to Farmer Mac, there is no pending or, to Counsel’s knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator with respect to the Borrower, or any of the Note Documents, which, if adversely determined, would have a material adverse effect on the Borrower’s financial condition or its ability to perform its obligations under any of the Note Documents.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.           I am a member of the Bar of the District of Columbia and render no opinion on the laws of any jurisdiction other than the laws of the District of Columbia, the federal laws of the United States of America and the General Corporation Law of the District of Columbia.

B.           My opinions are limited to the present laws and to the facts, as they presently exist.  I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions referred to in paragraph A above be changed by legislative action, judicial decision or otherwise.

C.           The opinions expressed in paragraph 2 above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the next paragraph, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

D.           My opinions are also subject to the effect of:  (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in proceeding in equity or at law).

E.           This letter is rendered to you in connection with the Note Documents and the transactions related thereto, and may not be relied upon by any other person or by you in any other context or for any other purpose.

F.           I have assumed with your permission (i) the genuineness of all signatures by each party other than the Borrower, (ii) the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies, and (iii) the due execution and delivery, pursuant to due authorization, of the Note Documents by each party other than the Borrower.

Yours sincerely,

John J. List
General Counsel

ANNEX C

[FORM OF OFFICERS’ CERTIFICATE]

Officers’ Certificate

TO:                      Federal Agricultural Mortgage Corporation.

We, [                           ], Chief Executive Officer, and [                           ], Chief Financial Officer, of National Rural Utilities Cooperative Finance Corporation (“National Rural”), pursuant to the Note Purchase Agreement dated as of _______________, 2008, between National Rural and Federal Agricultural Mortgage Corporation (the “Note Purchase Agreement”), hereby certify on behalf of National Rural that as at the date hereof:

(1)           National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its rural electric distribution cooperative Members for rural electrification and related purposes;

(2)           no material adverse change has occurred in the financial condition of National Rural between the date of the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date hereof;

(3)           all of the representations contained in Section 5.02 of the Note Purchase Agreement remain true and correct in all material respects on and as of the date hereof; and

(4)           no Event of Default exists.

Capitalized terms used in this certificate shall have the meanings given to those terms in the Note Purchase Agreement.

DATED as of this ____day of _______________, 200__.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,

______________________________
Chief Executive Officer

______________________________
Chief Financial Officer